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                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934

                             (Amendment No. 3)

                                FOSSIL, INC.
                     ----------------------------------
                              (Name of Issuer)

                        Common Stock, Par Value $.01
                     ----------------------------------
                       (Title of Class of Securities)

                                349882100
                     ----------------------------------
                              (CUSIP Number)

   Check the following box if a fee is being paid with this statement X. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))


                              Page 1 of 4 Pages
                                       ---

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CUSIP No. 349882100                   13G                 Page  2  of  4  Pages
          ---------                                            ---    ---

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 (1) Names of Reporting Persons.
     S.S. or I.R.S. Identification Nos. of Above Persons

     Tom Kartsotis
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 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
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 (3) SEC Use Only

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 (4) Citizenship or Place of Organization

          United States of America
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Number of Shares              (5) Sole Voting Power
 Beneficially                     4,831,466
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With                      0
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  4,831,466
                             --------------------------------------------------
                              (8) Shared Dispositive
                                  0
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 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     4,831,466
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(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

     X
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(11) Percent of Class Represented by Amount in Row (9)

     36.6%
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(12) Type of Reporting Person*

     IN
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                    *SEE INSTRUCTION BEFORE FILLING OUT!

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                                                          Page 3 of 4 Pages
                                                               ---  ---

ITEM 1(a).  NAME OF ISSUER
            Fossil, Inc.
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ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
            2280 N. Greenville
            Richardson, Texas 75082
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ITEM 2(a).  NAME OF PERSON(S) FILING:
            Tom Kartsotis
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ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
            2280 N. Greenville
            Richardson, Texas 75082
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ITEM 2(c).  CITIZENSHIP
            United States of America
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ITEM 2(d).  TITLE OF CLASS OF SECURITIES
            Common Stock, Par Value $.01
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ITEM 2(e).  CUSIP NUMBER: 349882100

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ITEM 3      Not Applicable

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ITEM 4    Ownership

     (a)  Amount Beneficially Onwed:

          5,346,842(1)

     (b)  Percent of Class:

          40.52%

     (c)  Number of Shares as to Which Such Person Has:

          (i)   sole power to vote or to direct the vote:  5,346,842(1)

          (ii)  sole power to dispose or to direct the disposition of:
                5,346,842(1)

          (iv)  shared power to dispose or to direct disposition of: 0

--------------------
     (1) Includes 502,300 shares owned by Lynne Kartsotis, wife of Tom Kartsotis, as to which Mr. Kartsotis disclaims beneficial ownership, and 5,110 shares owned by Mr. Kartsotis as custodian for Annie Grace Kartsotis, his minor daughter. Excludes 25,750 shares issuable pursuant to the exercise of stock options which are owned by Lynne Kartsotis, as of December 31, 1996, as to which Mr. Kartsotis disclaims beneficial ownership.

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                                                          Page 4 of 4 Pages
                                                              ---  ---

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not Applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not Applicable
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ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
         THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not Applicable
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ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable
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ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not Applicable
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ITEM 10. CERTIFICATION

         Not Applicable

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                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       February 3, 1997
                                       ----------------------------------------
                                       (Date)

                                       /s/ Tom Kartostis
                                       ----------------------------------------
                                       (Signature)